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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   FORM 12B-25


                           NOTIFICATION OF LATE FILING


                               SEC File No. 1-9547


[  ] Form 10-K and Form 10-KSB [   ] Form 11-K  [   ] Form 20-F  [ X ] Form 10-Q
     and Form 10-QSB
[  ] Form N-SAR


For Period Ended:  June 30, 2002
                                 -----------------------------------------------


Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


Part I - Registrant Information

Full Name of Registrant:                         EQUIFIN, INC.

Former Name, if Applicable:                      InterSystems, Inc.

Address of Principal Executive Office:           1011 Highway 71

City, State and Zip Code:                        Spring Lake, New Jersey 07762


Part II - Rules 12b-25 (b) and (c)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]   (a)    The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)    The subject quarterly report on Form 10-QSB will be filed on or before the fifth calendar day following the prescribed due date;
             and

[ ]   (c)    The accountants statement or other exhibit required by
             Rule 12b-25(c) has been attached, if applicable.

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Part III - Narrative

State below in reasonable detail the reasons why the Form 10-K, Form 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or portion thereof could not be filed within the prescribed time period.

The Company's Chief Financial Officer had emergency surgery on July 25, 2002, which required recuperation through the original filing date.


Part IV - Other Information

(1) Name and telephone number of person to contact in regard to this notification:

      (Name)                           (Area Code)         (Telephone Number)
      Walter M. Craig, Jr.                732                   282-1411

(2)   Have all other periodic reports required
      (under Section 13 or 15(d)of the Securities
      Exchange Act of 1934) during the preceding
      12 months (or for such shorter period that
      the registrant was required to file such
      reports) been filed?                                 [X] Yes  [ ] No

(3)   Is it anticipated that any significant
      change in results of operations from the
      corresponding period for the last fiscal year
      will be reflected by the earnings statements
      to be included in the subject report or
      portion thereof?                                     [ ] Yes  [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                  EQUIFIN, INC.

                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: August 14, 2002                    By:/s/ Walter M. Craig, Jr.
                                         -------------------------------
                                         Walter M. Craig, Jr., President

INSTRUCTIONS: The form may be signed by an executive Officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).